Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Completes Health Advocate Acquisition

and Updates 2014 Guidance

OMAHA, NE, June 16, 2014 – West Corporation, a leading provider of technology-driven communication services, today announced it has completed the acquisition of Health AdvocateTM, Inc., the nation’s leading independent provider of healthcare advocacy services.

“We are pleased to welcome Health Advocate employees and clients to West,” said Tom Barker, chairman and chief executive officer of West Corporation. “The expertise of the team at Health Advocate, as well as the impressive business they have built, will help us leverage our technology and expertise to bring efficiencies to the healthcare industry.”

The purchase price for Health Advocate was approximately $265 million and was funded with approximately $80 million of cash and $185 million borrowed from the Company’s revolving trade accounts receivable financing facility at a variable interest rate, currently 1.58 percent.

Updated 2014 Guidance

The Company has updated a portion of its 2014 guidance to include its revised expectations for the remainder of 2014 and the results of SchoolMessenger and Health Advocate. The Company now expects the results presented below. This guidance assumes no additional acquisitions or changes in the current operating environment. The Company reaffirms its prior guidance of $185-$200 million with respect to 2014 net income.

In millions	Original 2014 Guidance	Updated 2014 Guidance
Consolidated Revenue	$2,700 - $2,755	$2,775 - $2,820
Adjusted EBITDA(1)	$690 - $719	$705 - $730
Capital Expenditures	$140 - $160	$170 - $190

The Company is increasing its 2014 capital expenditure plan to include the following:

•	Capital expenditures for SchoolMessenger and Health Advocate

•	An expansion of its Philippines contact center

•	The previously announced data center consolidation plan has uncovered opportunities for deploying infrastructure technologies that will require additional capital expenditures in 2014. These upgrades are expected to result in significant long-term savings for the Company.

(1)	In evaluating liquidity and performance, the Company uses earnings before interest expense, share based compensation, taxes, depreciation and amortization, and one-time IPO-related expenses, or “adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is used by certain investors as a measure to assess the Company’s ability to service debt. Adjusted EBITDA is also used in the Company’s debt covenants, although the precise adjustments used to calculate adjusted EBITDA included in the Company’s credit facility and indentures vary in certain respects among such agreements.

The Company expects to provide additional details on 2014 guidance when it reports its second quarter 2014 earnings.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-enabled communication services. West offers a broad range of communication and network infrastructure solutions that help manage or support essential communications. West’s services include conferencing and collaboration, public safety services, IP communications, interactive services such as automated notifications, large-scale agent services and telecom services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information, please call 800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. The statements contained in the updated 2014 guidance are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; future impairments of its substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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